UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 8, 2021 (February 2, 2021)
MURPHY OIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9805 Katy Fwy, Suite G-200
Houston,	Texas	77024
(Address of principal executive offices, including zip code)

(281)	675-9000
Registrant’s telephone number, including area code
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 Par Value	MUR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                             Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2020, in response to the impact of COVID-19 and declining commodity prices on the business of Murphy Oil Corporation (the “Company”), the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company approved significant reductions in the base salaries of the executives of the Company (the “Covid Reductions”). The base salary of Roger W. Jenkins, President and Chief Executive Officer of the Company, was reduced by 35% and base salaries for other executives were reduced by as much as 30% with an average of 22%.
On February 2, 2021, the Committee approved, effective as of February 1, 2021, compensation adjustments that include partial restoration of the base salaries for the Company’s executives, including for its named executive officers, Mr. Jenkins, David R. Looney, Executive Vice President and Chief Financial Officer of the Company, and Eric M. Hambly, Executive Vice President, Operations of the Company. However, neither Mr. Jenkins nor Mr. Looney had their base salary fully restored to the level in effect prior to the Covid Reductions. The base salaries for Mr. Jenkins and Mr. Looney were increased to $1,000,000 and $600,000, respectively, but they remained approximately 25% and 12%, respectively, lower than they were prior to the Covid Reductions.
In addition, the base salary for Mr. Hambly was increased to $575,000, which is approximately 5% greater than it was prior to the Covid Reductions. This increase reflects a partial restoration of his base salary and an increase to account for the additional responsibilities he assumed in connection with his promotion to his current position on June 1, 2020.
These salary changes for 2021 are only one part of a multi-year review and compensation redesign process, driven by changes in the Company’s asset portfolio, evolving industry practices, and shareholder feedback. The Company believes the changes it has made serve to better align the compensation of its executives and directors with the interests of its shareholders, and supports its focus on cash flow generation, capital returns, and environmental stewardship. Further information is set forth in the Press Release attached as Exhibit 99.1 hereto.
The compensation adjustments for Messrs. Jenkins, Looney and Hambly approved by the Committee are set forth in the table below.

Name	Pre-COVID Reduction Base Salary ($)	Post-COVID Reduction Base Salary ($)	Adjusted 2021 Base Salary ($)	Change in Base Salary From Pre-COVID Level (%)	2020 Annual Incentive Plan Target Bonus (% of Base Salary)	2021 Annual Incentive Plan Target Bonus (% of Base Salary)
Roger W. Jenkins	1,332,500	866,125	1,000,000	- 24.95%	135%	135%
David R. Looney	679,543	475,680	600,000	- 11.71%	90%	90%
Eric M. Hambly	550,515	490,000	575,000	4.45%	85%	90%

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits

99.1	Murphy Oil Corporation press release dated February 8, 2021

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION
Date: February 8, 2021
	By:	/s/ Christopher D. Hulse
Christopher D. Hulse
Vice President and Controller

Exhibit Index

Exhibit No.
99.1	Murphy Oil Corporation press release dated February 8, 2021

101. INS	XBRL Instance Document

101. SCH	XBRL Taxonomy Extension Schema Document

101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101. DEF	XBRL Taxonomy Extension Definition Linkbase Document

101. LAB	XBRL Taxonomy Extension Labels Linkbase Document

101. PRE	XBRL Taxonomy Extension Presentation Linkbase